 Global Technologies Group

GLOBAL TECHNOLOGIES GROUP, INC. COMPLETES ACQUISITION OF EXCLUSIVE LICENSE FROM SOLUCORP INDUSTRIES LTD.

 SARASOTA, FLORIDA- OCTOBER 20: Global Technologies Group, Inc., (OTC PK: GTGP), formally know as Global Music International, has completed the acquisition of an exclusive Brownfield license to utilize MBS technology from Solucorp Industries Ltd. for $4.0 million in preferred stock.

The acquired exclusive license includes North, Central and South America along with Russia. The license enables Global the use of Solucorp’s MBS technology for Brownfield and Redevelopment sites. MBS (Molecular Bonding System) renders metal-contaminated soil inert and has passed the United States EPA Multiple Extraction Procedure (MEP) 1,000 year test, showing that the technology permanently stops heavy metals, such as lead, arsenic and cadmium, from leaching into the environment, including rivers, marshes and streams. This system is especially suited for on-site remediation, eliminating the transportation of contaminated soils to off-site locations.   According to James Ryan, President of Solucorp, “We have spent over $20.0 million during the last 14 years to research, develop, test and ultimately promote Solucorp’s MBS technology, including the successful EPA testing”.  MBS has been applied to major projects both in the U.S. and abroad, including the Ocean State Steel property in East Providence, Rhode Island which received the  “Brownfield’s Project of the Year” Award from the Environmental Business Council of New England and the Syndial site in Ravenna, Italy.

Mr. Ryan went on to state, “We are genuinely excited about the licensing transaction with Global Technologies Group and their exceptional group of professionals. We believe that the Global transaction will enable our research professionals to focus on new developments and enhancements directly related to the patented processes licensed to Global. According to James Fallacaro, President of Global, “This acquisition will enable our professionals to market exclusively to third parties, including cities, towns, states and the federal government, properties under their jurisdiction, the MBS remediation process in Brownfield sites (currently over 450,000 in the U.S.) as well as negotiating contaminated property acquisitions for the company’s own portfolio”  Mr. Fallacaro added, “We are looking to acquire blighted contaminated property either individually or in partnership with developers or local governments, and “clean up” the property that previously could not be utilized due to the excessive heavy metal contamination for development by our group.

The MBS technology is a product of U.S patents developed, filed and issued to Solucorp. US Patent numbers 5,898,093 and 5,877,393.

For information on the MBS technology and its’ uses, please visit this Solucorp link:
http://www.solucorpltd.com/mbs/

Contact: Global Technologies Group, Inc
JIMF@GLBTECH.COM
Ph: 941-685-1616
Fx: 941-847-0909

The foregoing discussion contains forward-looking statements, which are based on current expectations. Actual results, including the outcome of demonstration results, timing and amount of revenues recognized, contracts awarded and performed and net income may differ due to such factors as: delays in payment on contracts due to dealings with governmental and foreign entities; fluctuations in operating costs associated with changes in project specifications; economic and other conditions affecting the ability of prospective clients to finance projects; and other risks generally affecting the financing of projects. Investors are cautioned to perform a proper due diligence and consult-licensed professionals prior to making an investment decision.

About Global Technologies Group, Inc:

Global Technologies Group, Inc. is a company that is in the business of acquiring exclusive licenses on proven new technologies in the environmental and green industries. The criteria for the licensing of the technologies are they must be proven, in use and have an underlying valid patent.

Global Technologies Group, Inc.  1304 North Lakeshore Dr. Sarasota, Fl 34231
941-685-1616   FAX 941-847-0909 WWW.GLBTECH.COM